Exhibit 99.1

Investor Contact: W. Carl Whitmer President and Chief Executive Officer or John M. Doyle Chief Financial Officer (615) 844-2747	Media Contact: Michele M. Peden VP, Corporate Communications (615) 467-1255

IASIS HEALTHCARE ANNOUNCES RESULTS OF EXCHANGE OFFER

FOR 8.375% SENIOR NOTES DUE 2019

FRANKLIN, Tennessee (December 13, 2011) — IASIS Healthcare® LLC (“IASIS”), with its wholly owned subsidiary IASIS Capital Corporation (together the “Issuers”), today announced the final results of their registered exchange offer (the “Exchange Offer”) for all of their outstanding 8.375% senior notes due 2019 (the “Initial Notes”), which were not registered under the Securities Act of 1933, as amended (the “Act”), for an equal principal amount of their 8.375% senior notes due 2019, which have been registered under the Act (the “New Notes”). The Exchange Offer commenced on November 10, 2011, and expired at 5:00 p.m., New York City time, on December 12, 2011.

The Bank of New York Mellon Trust Company, N.A., acting as exchange agent for the Exchange Offer, advised the Issuers that all of the $850,000,000 aggregate principal amount of the Initial Notes have been validly tendered for exchange, representing 100 percent of the principal amount of the outstanding Initial Notes. The Issuers accepted all of the Initial Notes validly tendered and not withdrawn.

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The Exchange Offer was made only pursuant to the prospectus dated November 10, 2011, and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

IASIS, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS owns or leases 18 acute care hospital facilities and one behavioral health hospital facility with a total of 4,365 licensed beds and has total annual net revenue of approximately $2.8 billion. These hospital facilities are located in seven regions: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; five cities in Texas, including Houston and San Antonio; Las Vegas, Nevada; West Monroe, Louisiana; and Woodland Park, Colorado. IASIS also owns and operates a Medicaid and Medicare managed health plan in Phoenix that serves more than 195,000 members.

-END-